Exhibit (p)(2)

Code of Ethics

November 2023

Replaces version dated December 2022

Contents

I.	General Provisions		3
	A.	Professional Responsibilities	3
	B.	Annual Training	3
	C.	Fiduciary Duty	4
	D.	Conflicts of Interest	4
	E.	Reporting Violations	5
	F.	Failure to Comply	6
II.	Covered Persons		6
	A.	Supervised Persons	6
	B.	Access Persons	7
	C.	Family Members	7
III.	Personal Securities Trading		7
	A.	Overview	7
	B.	Reportable Accounts	8
	C.	Reportable Securities	8
	D.	Reporting Exceptions	9
	E.	Reporting Requirements	9
	F.	Managed Accounts & Rules-Based Model Portfolios	10
	G.	60 Day Holding Period for Proprietary Funds	11
	H.	Timing Restrictions and Blackout Periods	11
	I.	Preclearance of Trades by Employees	12
	J.	Additional Trading Restrictions	13
IV.	Business Conduct Standards		14
V.	Outside Business Interests		14
VI.	Gifts and Entertainment		14
	A.	Overview	14
	B.	Prohibitions	15
	C.	Accepting Gifts	15
	D.	Giving Gifts	15
	E.	Entertainment	15
	F.	Recordkeeping	16

VII.	Insider Trading		16
	A.	Introduction	16
	B.	Material Nonpublic Information	16
	C.	Insider Trading	17
	D.	“Front-Running” and “Scalping”	17
	E.	Spread of False Information	18
	F.	Charitable Gifts	18
	G.	Penalties for Insider Trading	18
VIII.	Political Contributions		19
	A.	Overview	19
IX.	Responsibility to Report Violations		21
X.	Review and Confidentiality		21
XI.	Acknowledgement of Receipt		21

I.	GENERAL PROVISIONS

A.	Professional Responsibilities

This document has been adopted by Empowered Funds, LLC, which conducts business as ETF Architect and EA Advisers (the Code of Ethics refers to the entity herein as the “Firm” or “ETF Architect”.

ETF Architect’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients. All supervised persons of the Firm are expected to meet the principles and ideals set forth in this Code of Ethics (“Code”).

To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals. Under Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Act”), ETF Architect is required to establish, maintain and enforce written procedures reasonably necessary to prevent its employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. This Code has been adopted in order to set forth applicable policies, guidelines and procedures that promote ethical practices and conduct by all of the Firm’s managers, officers and employees (“Employees”).

These guidelines are not intended to address every situation. Employees are expected to obey all securities laws. ETF Architect recognizes its need to respond flexibly to dynamic business needs and circumstances. Accordingly, ETF Architect reserves the right to revoke, modify, interpret, and apply its guidelines, policies, or procedures at its sole discretion, and without prior notice. This Code is not intended to be a contract or legally binding agreement, nor does it promise specific treatment in specific situations.

In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer (“CCO”). The CCO may under circumstances that are considered appropriate, grant exceptions to the provisions contained in this manual only when it is clear that the interests of ETF Architect’s clients will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees. The senior management of ETF Architect will satisfy themselves as to the adherence to this policy through periodic review and reports by the CCO.

B.	Annual Training

The CCO or designee will conduct annual ethics training. The training will consist of a detailed review of the current Code as well as additional readings related to ethics. This training will be documented in the third-party compliance tool, MyComplianceOffice (“MCO”).

C.	Fiduciary Duty

The SEC and the courts have stated that portfolio management professionals, including registered investment advisers and their representatives, have a fiduciary responsibility to their clients. The purpose of this fiduciary duty is to eliminate conflicts of interest and to prevent overreaching by ETF Architect or taking unfair advantage of an advisory client’s trust. There may be times when this obligation conflicts with a personal interest, but where a conflict of interest occurs between ETF Architect and an advisory client, the interest of the advisory client takes precedence. Because this responsibility relates to everyone, all managers and supervisors must make certain that each employee is aware of the obligation.

The U.S. Supreme Court has stated that Section 206 of the Advisers Act establishes federal fiduciary standards to govern the conduct of investment advisers. The Court has also stated that the Advisers Act is evidence that Congress recognized the fiduciary nature of the relationship between an investment adviser and its client and intended to “eliminate, or at least expose, all conflicts of interest which might incline an investment adviser—consciously or unconsciously— to render advice which was not disinterested.” Section 206 states that it is unlawful for any investment adviser, using the mails or any means or instrumentality of interstate commerce:

●	to employ any device, scheme, or artifice to defraud a client or prospective client;

●	to engage in any transaction, practice, or course of business which defrauds or deceives a client or prospective client;

●	knowingly to sell any security to or purchase any security from a client when acting as principal for his or her own account, or knowingly to effect a purchase or sale of a security for a client’s account when also acting as broker for the person on the other side of the transaction, without disclosing to the client in writing before the completion of the transaction the capacity in which the adviser is acting and obtaining the client’s consent to the transaction; and

●	to engage in fraudulent, deceptive or manipulative practices.

D.	Conflicts of Interest

Fiduciary responsibility also includes the duty to disclose material facts that might influence a client’s decision to purchase or refrain from purchasing a security recommended by the adviser or from engaging the adviser to manage the client’s investments. The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm. An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees of the adviser and its clients or a conflict or potential conflict between one client or client segment and another client or client segment.

ETF Architect expects its Employees to avoid conducting personal business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its clients. ETF Architect considers a ‘conflict of interest’ to be any situation in which an employee’s own interests could interfere with his or her duties as an ETF Architect employee.

The appearance of a conflict of interest is sometimes as damaging to the Firm as an actual conflict. Potential conflicts could include:

●	outside business interests,

●	volunteer activities,

●	personal relationships,

●	gifts or entertainment.

Employees should disclose all potential conflicts of interest to the Chief Operating Officer or Chief Compliance Officer, including situations in which he or she may be inadvertently placed into a conflict situation. Detailed guidelines for specific types of potential conflicts are outlined within the Outside Interests and Gifts & Entertainment policies contained in Section VI. of this Code.

E.	Reporting Violations

ETF Architect, as an SEC-registered investment adviser uses reasonable diligence and institutes procedures reasonably necessary to prevent violations of the Code. Employees of the Firm are expected to report any suspected or actual violations of the Code promptly to the Chief Compliance Officer. All suspected violations will be investigated, resolved, and recorded, as necessary in collaboration with the Chief Executive Officer.

If an Employee has an issue, concern or is aware of a suspected violation related to the Code, he or she should promptly discuss the matter with the Chief Compliance Officer. If the Chief Compliance Officer is unavailable, the matter must then be reported to any executive officer of the Firm.

Supervisors should immediately report all issues or concerns related to the Code as it pertains to the Employees that he or she supervises to either the Chief Compliance Officer or the Chief Executive Officer. Employees may also reference the information outlined in the Whistleblower section of the Compliance Manual.

Violations of the Code will be documented and will remain in Compliance books and records.

All Employees of ETF Architect must report violations promptly (upon discovery of violation). Employees will not be subjected to any form of retaliation for reporting in good faith suspected or actual violations. The provisions outlined above should not be deemed to impede Employees from communicating directly with the SEC or other regulator about a possible securities law violation. Furthermore, the provisions outlined above do not prohibit Employees from seeking or obtaining a whistleblower award from the SEC pursuant to Section 21F of the Exchange Act. For more information, please see the ETF Architect Whistleblower Policy maintained in the Compliance Manual.

F.	Failure to Comply

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with ETF Architect. Violations of the Code may result in varying levels of reprimand and sanctions may include verbal warnings and written reprimands. A material breach of the provisions of this Code may constitute grounds for disciplinary action and/or termination of employment with ETF Architect.

II.	COVERED PERSONS

A.	Supervised Persons

All Employees of the Firm are considered ‘supervised persons’ and are therefore subject to the Code with regard to their employment with ETF Architect.

In addition, certain individuals who work for ETF Architect on a temporary or consulting basis are subject to the Code. This does not apply to some third parties that ETF Architect engages on a contract basis (e.g., auditors, compliance consultants). The Chief Executive Officer and Chief Compliance Officer will review relationships to determine if an individual should be subject to the Code or whether the confidentiality statements included within the agreements with these third parties are sufficient to protect the confidential information of the Firm and its clients.

All supervised persons must comply with all applicable state and federal securities laws including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P and the PATRIOT Act as it pertains to Anti-Money Laundering. Supervised persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	To defraud such client in any manner;

●	To mislead such client, including by making a statement that omits material facts;

●	To engage in any act, practice or course of conduct, which operates or would operate as a fraud or deceit upon such client;

●	To engage in any manipulative practice with respect to such client; or

●	To engage in any manipulative practice with respect to securities, including price manipulation.

B.	Access Persons

Any supervised persons who:

●	Has access to nonpublic information regarding any client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its affiliates manage; or

●	Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic; and

●	All ETF Architect directors, officers, and partners.

Note: All ETF Architect employees are considered Access Persons.

C.	Family Members

For purposes of personal securities reporting requirements, ETF Architect considers the Access Persons defined above to also include the person’s immediate family, and any account in which he or she has a direct or indirect beneficial interest (such as a trust). “Immediate family member” is any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to ETF Architect’s personal securities trading reporting requirements.

III.	PERSONAL SECURITIES TRADING

A.	Overview

This policy applies to every security transaction, in which an Access Person of ETF Architect has, or by reason of such transaction acquires, any direct or indirect beneficial interest, in any account over which they have any direct or indirect control. Generally, an Access Person is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. An Access Person may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. An Access Person does not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other ETF Architect clients with similar investment objectives.

If an Access Person believes that they should be exempt from the reporting requirements with respect to any account in which they have direct or indirect beneficial ownership, but over which they have no direct or indirect control in the management process, they should so advise the CCO in writing, giving the name of the account, the person(s) or firm(s) responsible for its management, and the reason for believing that they should be exempt from reporting requirements under this Code.

B.	Reportable Accounts

You are required to maintain in the manner described above, all securities accounts (“Reportable Accounts”) in which you have a beneficial interest, including the following:

●	Personal accounts;

●	Accounts in which your spouse has beneficial interest;

●	Accounts in which your minor children or dependent family member beneficial interest;

●	Joint or tenant-in-common accounts in which you are a participant;

●	Accounts for which you act as trustee, executor or custodian;

●	Accounts over which you exercise control or have any investment discretion; and

●	Accounts of any individual to whose financial support you materially contribute.

Employees do not need to disclose accounts that can only hold the following types of investments:

●	Open-end Mutual Funds;

●	Direct obligations of national government issuers;

●	Certificates of deposit and commercial paper;

●	529 Plans;

●	Money market funds, cash or cash equivalents;

●	Venture Capital Trusts/Enterprise Investment Schemes (EMEA); and/or

●	Bank Deposit Accounts.

C.	Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre- organization certificate or subscription, transferable share, investment contract, voting- trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

●	Direct obligations of the United States (this includes TreasuryDirect.gov accounts related to this type of instrument)

●	Money market instruments Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements

●	Shares issued by money market funds

●	Shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment adviser or principal underwriter controls you, is controlled by you, or is under common control with you.); and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

●	Municipal bonds

If there is any question by an access person as to whether a security is reportable under this Code, they should consult with the CCO for clarification on the issue before entering any trade for their personal account.

D.	Reporting Exceptions

Under Rule 204A-1, access persons are not required to submit:

●	Any report with respect to securities held in accounts over which the access person has no direct or indirect influence or control;

●	A transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

●	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that ETF Architect holds in its records so long as ETF Architect receives the confirmations or statements no later than 45 days after the end of the applicable calendar quarter.

E.	Reporting Requirements

Initial Holdings Report

The Chief Compliance Officer or designee must be provided with an Initial/Annual Securities Holdings Report Certification within 10 days of an employee joining the Firm or an existing employee being designated as an access person. The holdings information provided in conjunction with this certification must be current as of 45 days before the employee became an access person and must include all required information as dictated in the reporting form within MCO. Access Persons are required to complete this certification even if you have no accounts or holdings to report.

Annual Holdings & Transaction Report

Every access person must submit an Initial/Annual Securities Holdings Report Certification to the Chief Compliance Officer or designee due within 45 days of year-end. The report must contain information that is current as of a date no more than 45 days before the report is submitted and must include all required information as dictated in the reporting form within MCO. The annual holdings requirement will be satisfied through receipt by the Chief Compliance Officer or designee of year-end statements received from the custodian. The CCO will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the access person.

Quarterly Transaction Reports

Every Access Person must arrange for the Firm to receive duplicate statements for all brokerage accounts. In most cases, statement information will be obtained via a direct feed into MCO.

On a quarterly basis, the Chief Compliance Officer or designee will review transaction reports produced by MCO or statements, if a direct feed is unavailable, for any evidence of improper trading activities or conflicts of interest by the access person.

The Chief Compliance Officer or designee will sign and date the report attesting that they conducted such review.

Employees will receive a notice to review their transactions. Employees must report any discrepancies or missing information to the CCO. Employees must also remember to report securities that do not appear on the account statements or brokerage feeds (e.g., any securities acquired in private placements or by gift or inheritance). If there were no reportable transactions during the period, the employee will be asked to affirm to that as well.

Quarterly securities transaction reports are to be maintained by the Chief Compliance Officer in accordance with the records retention provisions of Rule 204-2(a) of the Advisers Act.

F.	Managed Accounts & Rules-Based Model Portfolios

A Managed Account or Discretionary Account is an investment account that is owned or controlled by an employee or immediate family member who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. Rules-based model portfolios available to external clients (e.g., RAA Balanced) are also included in this definition and require a signed IMA between the Employee and ETF Architect.

These types of accounts are exempt from all pre-clearance and black-out period rules described in this policy provided that all transactions in the account are made as part of the management of the account and not at the request of the Employee, whether directly or indirectly.

ETF recognizes that account owners may have the ability to exert influence over the securities selection in these accounts. Employees are required to affirm quarterly that they are not exerting influence over security selection in these types of accounts. If an Employee directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

G.	60 Day Holding Period for Proprietary Funds

To deter market timing, all Employees are required to hold any proprietary or sub-advised mutual funds/ETFs they purchase for a period of 60 days. This includes underlying equity “names” derived from any ETF strategy (e.g., individual shares of a single stock within an ETF portfolio derived from an ETF algorithm and/or ETF Portfolio Manager). External ETFs within an ETF portfolio are not subject to this provision. This restriction applies to transactions in all reportable accounts. This restriction only applies to the securities described below and does not impact any other holdings in reportable accounts.

Waivers to the 60-day holding period requirement may be granted by the Chief Compliance Officer or designee on a case-by-case basis. Waiver requests must be submitted to the Chief Compliance Officer for approval prior to execution. Requests can be submitted using the Personal Trade Pre-Clearance Form in MCO.

H.	Timing Restrictions and Blackout Periods

When funds are subject to unit creations, redemptions, position changes or rebalance, the proprietary and sub-advised funds and individual securities within these funds may not be available for transactions within reportable accounts. Additionally, trading that is occurring in separately managed client accounts may also impact an Employee’s ability to purchase securities if those requests are made at a time when trading is occurring in those accounts.

In order to account for the active nature of many of the proprietary and sub-advised funds who may experience trading that is not subject to a rebalance calendar, the Chief Compliance Officer or designee will review individual pre-clearance requests with trading to determine if requests are in conflict with known trade requests that have been placed by the portfolio managers of any proprietary and sub-advised funds on that particular day. While it still requires pre-clearance, Employees are permitted to invest in newly launched funds on inception day.

In cases where fund rebalances follow a schedule, Employees are prohibited from executing a transaction in any proprietary or sub-advised funds in a reportable account within 7 days of any of these portfolios having a scheduled portfolio rebalance and until such time as that order is executed or withdrawn. This includes all portfolios managed by ETF Architect, to include Series of a Registered Investment Company Trust and licensed index signal data generated or received by ETF Architect.

This restriction does not apply to individual equity securities orders of 500 shares or less where the security’s market cap of $1B or more.

A personal trade by any Employee shall not prevent a portfolio from trading in the same or an equivalent security on behalf of shareholders and/or clients. However, such a transaction shall be subject to independent review by the Chief Compliance Officer.

All requests must be submitted via the Personal Trade Pre-Clearance Form in MCO. If the request cannot be approved due to potential conflicts with known trade activity, the employee will be made aware once the portfolio trades have settled and the employee will be given a window in which they are able to trade the security without resubmitting a pre-clearance request.

I.	Preclearance of Trades by Employees

Employees must preclear all personal securities transactions with the exception of those identified below:

●	Non-proprietary, open-end mutual funds and ETFs (e.g., mutual funds and ETFs not managed by ETF Architect including those who are sub-advised on the white-label platform).

●	Broad based index and commodity options and futures, except those related to Bitcoin and Ethereum. See Additional Trading Restrictions for more information.

●	Fixed income securities less than $100,000 over a 30-day period.

●	Any transactions in individual equity securities, with a market cap of $1Bn or more, are exempt from pre-trade clearance up to 500 shares.

●	Discretionary accounts managed externally by an independent third party (e.g., an external RIA with discretionary authority).

●	Exceptions by prior written approval.

●	Automatic investment/withdrawal programs and automatic rebalancing as part of a model portfolio managed by ETF (this includes Proprietary Funds managed within an ETF trading model).

All preclearance requests must be submitted to the Chief Compliance Officer for approval using the Personal Trade Pre-Clearance Form in MCO. Preclearance does not preclude reporting of transactions.

All approved orders must be executed by the close of business on the day in which preclearance is granted; provided however that approved orders for securities traded in foreign markets may be executed within two business days from the date preclearance is granted. If any order is not timely executed, a request for preclearance must be resubmitted.

Exceptions to the requirement to resubmit preclearance requests may be granted in advance by the Chief Compliance Officer for unusual circumstances.

J.	Additional Trading Restrictions

The following restrictions and requirements apply to all accounts in which Employees have a direct or indirect beneficial interest, including accounts of household members as described below.

Initial Public Offerings

Access persons are prohibited from purchasing initial public offerings of securities in any reportable account. For purposes of this policy, “initial public offerings of securities” do not include offerings of government or municipal securities.

Private Placements

Access persons are prohibited from acquiring any securities in a private placement in any reportable account without express prior approval from the CCO. Such approval must be obtained in advance of the purchase.

The Chief Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a client, and whether the opportunity is being offered to the individual by virtue of his or her position with the Firm. Preclearance does not preclude reporting of transactions.

Short Sales

Employees may not sell any security short which is owned by ETF Architect. In order to ensure compliance with this rule, short sales must be pre-cleared through the Personal Trade Pre- Clearance Form in MCO.

Options

Employees must pre-clear any option writing with the Chief Compliance Officer via the Personal Trade Pre-Clearance Form in MCO.

Investment Clubs

Employees may not participate in investment clubs.

Bitcoin and Ethereum

Employees must pre-clear Bitcoin, Ethereum, Bitcoin Futures and Ethereum Futures trades within MCO.

IV.	BUSINESS CONDUCT STANDARDS

ETF Architect will not knowingly hire or become associated with any person who may be ineligible to be associated with a registered investment adviser. Such persons would include, for example, those convicted of certain criminal violations or those enjoined from employment in the securities industry. With any prospective employee, ETF Architect will seek background information from the applicant and other materials as are appropriate under the circumstances. The Chief Compliance Officer is responsible for overseeing these background checks.

V.	OUTSIDE BUSINESS INTERESTS

A supervised person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with ETF Architect’s CCO prior to accepting such a position. Information submitted to the CCO will be considered as confidential and will not be discussed with the supervised person’s prospective employer without the supervised person’s permission. The CCO will discuss outside business interests with General Counsel to determine reporting requirements.

ETF Architect does not wish to limit any supervised person’s professional or financial opportunities but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients. Understandably, ETF Architect must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a supervised person.

VI.	GIFTS AND ENTERTAINMENT

A.	Overview

All Employees must endeavor to contemplate and execute business decisions on behalf of ETF Architect with uncompromised objectivity of judgment. When interacting with any person or entity who has business dealings with ETF Architect (including clients, prospective clients, as well as purveyors of investment ideas, business opportunities, products, services and trade execution), advisory persons must conduct all activities in the best interest of the Firm and its clients.

Advisory persons may not accept any gifts, entertainment or gratuities that could influence or be perceived to influence their decisions about the best interests of ETF Architect and its clients.

The term “gifts, entertainment and gratuities” includes, but is not limited to, substantial favors, money, credit, special discounts on goods or services not generally available to the public, free goods or services, loans of goods or money, tickets to entertainment events, gift cards, trips, outings, hotel expenses, excessive entertainment, food or beverages. This policy includes ETF Architect’s business-related gifts to an advisory person and his/her immediate family.

B.	Prohibitions

Solicitation by an advisory person on behalf of himself or for a third party of anything of value from anyone in return for any business, service or confidential information of ETF Architect is strictly prohibited.

Giving or receiving any payment or gift in the nature of a bribe or kickback is strictly prohibited.

Providing or accepting extravagant or excessive entertainment to or from a client, prospective client, or any other party who has existing or prospective business dealings with ETF Architect is prohibited. Accepting or providing gifts that could be considered extravagant in value or unusual in nature in connection with the business of ETF Architect are also prohibited.

Giving or receiving gifts of cash or cash equivalents in any amount is prohibited. If a gift of cash or cash equivalent is received it must be returned promptly to the donor. If immediate return is not practical, it should be given to the Chief Executive Officer for charitable disposition or such other disposition which ETF Architect believes appropriate in its sole discretion. The receipt and disposition of such a gift will be documented by the Chief Compliance Officer or designee.

C.	Accepting Gifts

On occasion, because of their position with the company, Supervised Persons may be offered or may receive without notice, gifts from clients, brokers, vendors or other persons.

In addition to the prohibitions above, Supervised Persons should not accept gifts in excess of $500 cumulative value, per individual recipient, per year where such items are in relation to any person or entity who has business dealings with ETF Architect. In addition, all gifts received/gifted whose reasonable value exceeds $500 must be reported to the Chief Compliance Officer.

These limitations do not apply to items of de minimis value (e.g., pens, notepads, paper weights), promotional items of modest value that display the logo of the firm giving the gift (e.g., umbrellas, tote bags, golf shirts) or to holiday gifts that ETF Architect as a company may give to or receive from clients or business partners (e.g., gift baskets).

D.	Giving Gifts

ETF Architect’s Supervised Persons may not give any gift of nominal value with a value in excess of $100 per year to an advisory client or persons who do business with, regulate, advise or render professional service to ETF Architect.

E.	Entertainment

Supervised Persons may accept or offer a business entertainment event, such as occasional dinners, theater or sporting events, under the following circumstances:

●	The person or entity providing the entertainment is present;

●	The purpose is to hold bona fide business discussions or to foster better relations;

●	The event is of reasonable, not excessive, value;

●	The event is considered a customary and commonly accepted business courtesy; and

●	The entertainment event is offered and accepted without an express or implied understanding that the recipient is in any way obligated by the acceptance of the gift.

F.	Recordkeeping

All activity requests for gifts and entertainment are documented within the Gifts/Entertainment Given or Received Forms in MCO. These reports can be made available to the SEC upon request. Items of de minimis value, holiday gifts and entertainment as described above, are exempted from this policy and therefore are not tracked within the system.

VII.	INSIDER TRADING

A.	Introduction

ETF Architect aspires to the highest standard of business ethics. Accordingly, ETF has developed the following standards and requirements to ensure the proper protection of material nonpublic information and to comply with laws and regulations governing insider trading.

B.	Material Nonpublic Information

Nonpublic information is information that is not generally available to the investing public. Information is public if:

●	it is generally available through the media or disclosed in public documents such as corporate filings with the SEC

●	it is disclosed in a national business or financial wire service (e.g. Dow Jones or Bloomberg)

●	in a national news service (e.g. AP or Reuters)

●	in a newspaper, on the television or on the radio

●	in a publicly disseminated disclosure (e.g. a prospectus or rebalance schedule)

If the information is not available in the public forum or in a public filing, it should be considered nonpublic. Neither partial disclosure, nor the existence of rumors, is sufficient to consider the information to be public. Employees should assume that information is material if an investor, considering all the surrounding facts and circumstances, would find such information important in deciding whether or when to buy or sell a security. In general, any nonpublic information that, if announced, could affect the price of the security should be considered material information. If you are uncertain as to whether information is nonpublic, you should consult the Chief Compliance Officer.

C.	Insider Trading

As a purely quantitative asset manager that relies exclusively on public information for trading signals, insider trading may not present the risks traditionally associated with firms that leverage internal research and analysis more aggressively. Nevertheless, insider trading remains a risk to be mitigated. As such, ETF Architect’s policy, industry practice and federal and state laws establish strict guidelines regarding the use of material nonpublic information.

Employees may receive or have access to material nonpublic information about ETF Architect or its proprietary ETFs, or other strategies ETF Architect may invest in. Employees are prohibited from acting upon or otherwise misusing non-public or inside information. They may not use material nonpublic information, obtained during employment, for personal gain or share such information with others for their personal benefit. This includes all information that is not publicly disclosed concerning ETF Architect’s financial information and key performance drivers, investment activity or plans, or the financial condition and business activity of ETF Architect or any company with which ETF Architect is doing business.

If an Employee possess material nonpublic information, they must preserve its confidentiality and disclose it only to other employees who have a legitimate business need for the information.

Under federal securities law, it is illegal to buy or sell a security while in possession of material nonpublic information relating to the security. It is also illegal to “tip” others about inside information. In other words, you may not pass material nonpublic information about an issuer on to others or recommend that they trade the issuer’s securities.

Insider trading is an extremely complex area of the law principally regulated by the SEC. Any questions concerning the laws, or a particular situation, should be directed to the Chief Compliance Officer. Any employee who has reason to believe that he or she has access to material and nonpublic corporate information shall promptly report the acquisition of that information to the Chief Compliance Officer so that the securities can be monitored and/or placed on a restricted list as appropriate.

D.	“Front-Running” and “Scalping”

Trading while in possession of information concerning ETF Architect’s trades is prohibited by the insider trading policy and may also violate federal law. This type of trading activity is referred to as “front running” and “scalping.”

Front running occurs when an individual, with knowledge of ETF Architect’s trading intentions, knowingly makes a trade in the same direction as ETF Architect just before ETF Architect makes its trade. Examples include buying a security just before ETF Architect buys that security (in the expectation that the price may rise based on such purchase) or selling a security just before ETF Architect sells such security (in the expectation that such sale will lead to a drop in price).

Scalping is making a trade in the opposite direction just after ETF Architect’s trade (buying a security just after ETF stops selling such security or selling just after ETF stops buying such security).

E.	Spread of False Information

ETF Architect unequivocally prohibits and forbids any Employee from communicating or transmitting “false rumors” or other information regarding any client or portfolio investment which such Employee does not know or reasonably believe to be true to any person outside of the Firm for any reason.

If the Chief Compliance Officer, upon due investigation, finds that any Employee has engaged in the spread of false rumors or information as described above, the Chief Compliance Officer, in collaboration with the Chief Executive Officer, may recommend sanctions including, but not limited to, dismissal of the person or persons involved and/or reporting of any improper conduct to the SEC or other regulatory authorities.

F.	Charitable Gifts

If you are in possession of material nonpublic information concerning a security you hold, you may not gift the security to a charitable institution and receive a tax deduction on the gift.

G.	Penalties for Insider Trading

Overview

The antifraud provisions of the federal securities laws apply to transactions in both publicly traded securities and private securities.

Penalties for Individuals

Individuals who illegally trade while in possession of material nonpublic information or who illegally tip such information to others may be subject to severe civil and criminal penalties including disgorgement of profits, substantial fines and imprisonment.

Employment consequences of such behavior may include the loss or suspension of licenses to work in the securities industry, and disciplinary action by ETF Architect up to and including termination of employment.

Penalties for Supervisors

The law provides for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, supervisors of an associate who is found liable for insider trading may be subject to criminal fines up to $1 million per violation, civil penalties and fines, and discipline by ETF Architect up to and including termination of employment.

Penalties for ETF Architect

ETF Architect could be subject to penalties in the event an Employee is found liable for insider trading. Such penalties include, among others, substantial criminal fines and civil penalties, as well as restrictions placed on ETF Architect’s ability to conduct certain business activities including investment adviser and investment company activities.

In addition to the penalties listed in this section, ETF Architect and/or ETF Architect’s Employees could be subject to penalties under the Employee Retirement Income Security Act of 1974 (ERISA) if the insider trading occurs in connection with an ERISA plan’s investment.

VIII.	POLITICAL CONTRIBUTIONS

A.	Overview

SEC Rule 206(4)-5 restricts contributions and solicitation practices of investment advisers and their affiliates. Specifically, the Rule prohibits an investment adviser from providing advisory services to any state or local government entity, for two years, if that investment adviser or any “Covered Associate” has made a contribution to a public official who is in a position to influence the award of that advisory service contract. The Rule further prohibits an investment adviser, or a Covered Associate, from paying directly or indirectly any person to solicit a government entity for advisory services on behalf of the adviser unless such person is: a registered investment adviser representative, or an executive officer, general partner, managing member or an employee of the adviser.

A “Covered Associate” includes:

●	any general partner, managing member or executive officer of the Advisor,

●	any employee who solicits a governmental entity for the Advisor and anyone directly or indirectly supervising such employee, and

●	any political action committee controlled by the Advisor or one of its Covered Associates.

The Rule permits any employee of the Advisor, even Covered Associates, to contribute up to $350, in aggregate, per election cycle to each candidate for whom the employee is entitled to vote, and $150, in aggregate, per election cycle for each candidate the employee is not entitled to vote.

“Contribution” means any gift, subscription, loan, advance, or deposit of money, or anything of value made for:

●	the purpose of influencing any election for federal, state, or local office;

●	the payment of debt incurred in connection with any such election;

●	transition or inaugural expenses incurred by a successful candidate for state or local office; or

●	charitable donations and contributions to a political action committee (PAC).

To avoid potential violation of Rule 206(4)-5, ETF Architect has adopted the following policies and procedures concerning political contributions:

Pre-Approval of Contributions

No Covered Associate may make a political contribution in excess of $150, whether in lump-sum or through a series of contributions, unless first obtaining approval in writing from the Chief Compliance Officer.

Quarterly Reporting

All Covered Associates will be required to provide quarterly transaction reports for contributions, regardless of the amount, made during the quarter to the Chief Compliance Officer.

Prohibited Activities

No employee of the Advisor may engage in any political activity on the Advisor’s property, or using the resources of the Advisor, or in the name of the Advisor. Additionally, no political contribution may be made on behalf of the Advisor.

Solicitation of Government Entity Clients

The Advisor may not provide payment, directly or indirectly, to any third party for a solicitation of advisory business from any government entity on behalf of the Firm, unless such third party is a “regulated person,” defined as (i) an SEC-registered investment adviser, (ii) a registered broker or dealer subject to pay-to-play rules adopted by a registered national securities association, or (iii) a registered municipal advisor that is subject to pay-to-play rules adopted by the MSRB. Any contemplated solicitation arrangement must be preapproved by the Chief Compliance Officer. Recordkeeping

The Chief Compliance Officer Responsibilities Include:

●	Maintaining a list of names and residential addresses of Covered Associates and inform each Covered Associate of his or her status.

●	Maintaining records of each Covered Associate’s political contributions for each election cycle.

●	Maintaining records of government entities to which the adviser has provided advisory services in the past five years. An investment adviser to a covered investment pool must maintain a list of government entity investors if the investments are made as part of a plan or program of a government entity.

●	Maintaining a list of names and business addresses of each regulated person that it pays or agrees to pay for soliciting government entities for investment advisory services, whether or not it currently has any government clients.

●	Reviewing and determining all requests for pre-approval.

●	Reviewing the records of all Covered Associates and solicitors (if any) to ensure compliance with this Policy before accepting any engagement with a state or local government entity.

IX.	RESPONSIBILITY TO REPORT VIOLATIONS

All violation reports must be filed as directed by the Chief Compliance Officer. The responsibility for taking the initiative to report is imposed on each Employee

Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter the responsibility of the Employee. Any Employee who has failed to provide the referenced information by the prescribed deadline will be deemed to have violated ETF Architect’s Code of Ethics and may be subject to disciplinary action.

X.	REVIEW AND CONFIDENTIALITY

All Holdings Reports, Transaction Reports, and pre-approval requests will be reviewed by the Chief Compliance Officer or a designee. Another officer will review the Chief Compliance Officer’s requests and reports to avoid self-review.

It is the intent of the Chief Compliance Officer to regard and preserve information pertaining to Employee securities holdings and transactions as confidential in nature. However, in certain circumstances, ETF Architect may be authorized to disclose such information as required by law enforcement or regulatory inquiry and under any circumstances wherein the Firm deems disclosure to be reasonably necessary to prevent fraud, unauthorized transactions, liability, or to respond to judicial process or subpoena.

XI.	ACKNOWLEDGEMENT OF RECEIPT

ETF Architect supervised persons must acknowledge, initially and annually, that they have received, read, and understand, the above Code of Ethics regarding personal securities trading and other and other potential conflicts of interest and agree to comply with the provisions therein. In addition, supervised persons must agree to acknowledge any subsequent amendments to the code (within specified time frame set forth in any future communications notifying of an amendment) by any means deemed by ETF Architect to satisfactorily fulfill the supervised person’s obligation to read, understand, and agree to any such amendment.